Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603
Conference Call, 1:00 PM, EST, January 29, 2008	800.640.0097
Confirmation #20468627
Replay available at http://www.irwinfinancial.com/investors/index_ir.htm

IRWIN FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER 2007 RESULTS
  Significant Credit Reserves Taken in Response to Residential Real Estate Deterioration
  Consolidated Loss of $16 Million
    Continuing Operations Loss of $13 Million, Reflecting Weakness in Home Equity Segment
  Record Earnings in Commercial Finance Segment
  Tier 1 Leverage and Total Capital Remain Strong at 10.4 and 12.8 Percent, Respectively

(Columbus, IN, January 29, 2008) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced a loss of $13.0 million from Continuing Operations for the fourth quarter of 2007, or $0.47 per diluted share, after preferred dividends. Inclusive of a loss of $3.4 million from Discontinued Operations, the Corporation had a consolidated net loss of $16.4 million or $0.58 per share in the quarter. For the year, the Corporation had a loss of $14.4 million from Continuing Operations or $0.57 per diluted share. Inclusive of a $30.5 million loss from Discontinued Operations, the Corporation had a consolidated loss of $44.9 million for the year.

"Our performance during the fourth quarter, like that of many banks, reflected a significantly deteriorating residential real estate market. This has affected our home equity segment and, to a lesser extent, our commercial lending businesses as well. Our losses from consumer mortgage credits continued to increase in recent months. During the quarter, we set aside substantial reserves for losses we expect in coming quarters," said Will Miller, Chairman and CEO of Irwin Financial.

"On a positive note, the pace of loan repurchase demands in our discontinued conventional mortgage operations has abated. It is our judgment, based on current conditions, that the substantial reserves we took in the third quarter should be sufficient to cover our risks in this area.

"Not to be overshadowed by our consolidated performance in 2007 are the results we achieved in the commercial finance segment. Income in this segment, started in 2000, has grown steadily and reached a record $14 million in 2007. Loan and lease outstandings have increased nicely, we have developed good secondary outlets, and credit quality has been good, even in the current stressed environment.

"Forecasting in the current environment is very difficult," Miller continued. "Home equity delinquencies rose sharply in the fourth quarter; we are currently projecting this trend will continue with additional deterioration in the first quarter at about the same pace as we have observed in the last six months. Assuming that this projection holds true - and that commercial banking delinquencies do not erode further - we believe we can return to near break even performance in the first quarter. Because we husbanded our capital during 2007 by suspending our repurchase program early in the year and by moderating net loan and lease growth through increased loan sales and participations, we enter 2008 with a good level of capital."

Financial highlights for Continuing Operations (commercial bank, commercial finance, and home equity lending) for the period include:

Consolidated Results
$ in millions, except EPS	4Q 2007	3Q 2007	Percent Change	4Q 2006	Percent Change	2007	2006	Percent Change
Net Interest Income	$65	$65	0%	$67	(2)%	$262	$257	2%
Provision for Losses	(48)	(28)	(69)%	(10)	(383)%	(119)	(35)	(240)%
Non-Interest Income	12	7	65%	14	(19)%	27	45	(39)%
Total Consolidated Net Revenues	29	44	(34)%	71	(59)%	171	267	(36)%
Non-Interest Expense	54	46	17%	56	(3)%	200	211	(5)%
Net Income (Loss) From Continuing Operations	(13)	(1)	(1514)%	11	NM	(14)	37	NM
Earning (Loss) per Share from Continuing Operations (diluted)	(0.47)	(0.05)	(840)%	0.35	NM	(0.57)	1.25	NM
Loans and Leases	5,696	5,677	0%	5,238	9%
Deposits	3,325	3,503	(5)%	3,552	(6)%
Shareholders' Equity	469	489	(4)%	531	(12)%
Total Risk-Based Capital Ratio	12.8%	12.9%		13.4%
Return on Average Equity	(10.6)%	(0.6)%		8.1%		(2.8)%	7.1%

Consolidated net revenues for the fourth quarter decreased on a sequential quarter and year-over-year basis, reflecting increased loan loss provision for the home equity portfolio. Net interest income of $65 million was relatively flat on a sequential quarter and up on a year-over-year basis, reflecting modest volume growth, but narrower interest margins.

Non-interest expenses increased from the third quarter attributable in part to significant severance and other restructuring charges at our home equity lending operation and more modest severance expenses at the commercial banking and parent segments. Non-interest expense declined on a year-over-year basis, reflecting expense reductions undertaken to improve profitability and reduced expenses for performance-based compensation.

Reflecting tightening of underwriting guidelines and economic conditions, the consolidated loan and lease portfolio was unchanged during the quarter, totaling $5.7 billion as of December 31. Loans and leases increased $458 million or 9 percent during 2007. The bulk of this increase came from growth in our commercial finance portfolio.

Liquidity for the Corporation remains good, with no reliance on warehouse funding. Average core deposits declined during the fourth quarter and totaled $2.3 billion at December and $2.5 billion at September 30. The consolidated net interest margin declined to 4.43 percent as compared to 4.53 percent during the third quarter, reflecting increased wholesale funding costs.

The Corporation had $469 million or $15.55 per share in common shareholders' equity as of December 31. At quarter-end, the Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 10.4 percent and 12.8 percent, respectively, compared to 10.8 percent and 12.9 percent as of September 30, 2007.

Nonperforming loans and leases totaled $76 million or 1.34 percent of total loans and leases as of December 31, 2007, up from $61 million or 1.07 percent of loans and leases at September 30. The increase principally reflects $6 and $7 million increases in the commercial banking and home equity segments, respectively. The increases in both segments are not concentrated in any market. Management believes that the substantial additional loss provision taken during the quarter will address expected losses from these loans. The allowance for loan and lease losses for the Corporation's portfolios totaled $129 million as of December 31, up from $105 million at the end of the third quarter. The ratio of allowance for loan and lease losses to nonperforming loans and leases was 169 percent at December 31, compared to 173 percent at September 30. Other real estate owned, which is carried at fair value, totaled $17 million at December 31, down from $19 million at September 30.

The consolidated loan and lease loss provision totaled $48 million in the fourth quarter, up from $28 million in the third quarter of 2007. This increase principally reflects a $16 million sequential quarter increase in provision for the home equity portfolio. Thirty-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Managed Portfolio	Commercial Finance
December 31, 2007 Portfolio (in $Billions)	$2.95	$1.61	$1.29

30-Day and Greater Delinquencies
- December 31, 2007	0.85%	5.78%	0.69%
- September 30, 2007	0.41	4.72	0.79
- June 30, 2007	0.25	3.64	0.68
- March 31, 2007	0.22	2.95	0.64
- December 31, 2006	0.13	3.16	0.60

Annualized Net Charge-offs
- December 31, 2007	0.27	4.62	0.90
- September 30, 2007	0.29	3.10	0.56
- June 30, 2007	0.17	2.18	0.76
- March 31, 2007	0.67	3.01	0.76
- December 31, 2006	0.09	1.50	0.33

Allowance to Loans and Leases
- December 31, 2007	1.08	5.47	1.33
- September 30, 2007	0.93	4.00	1.36
- June 30, 2007	0.92	3.40	1.34
- March 31, 2007	0.93	2.95	1.39
- December 31, 2006	0.93	2.63	1.28

Segment Results

Net income (loss) by line of business is shown below. Additional detail for each segment will be available later in the first quarter in the Annual Report on Form 10-K.
Net Income(loss) ($ in millions)	4Q 2007	3Q 2007	Percent Change	4Q 2006	Percent Change	2007	2006	Percent Change
Commercial Banking	$4	$5	(24)%	$8	(55)%	$18	$31	-42%
Commercial Finance	5	4	21%	4	31%	14	13	11%
Home Equity	(20)	(8)	(146)%	1	NM	(40)	2	NM
Other Segments, Including Parent	(1)	(1)	8%	(2)	46%	(6)	(8)	23%
Net Income (Loss) From Continuing Operations	(13)	(1)	(1514)%	11	NM	(14)	37	NM

Income (Loss) From Discontinued Operations - Mortgage Banking	(3)	(17)	80%	(6)	40%	(31)	(36)	14%
Consolidated Net Income (Loss)	(16)	(18)	9%	5	NM	(45)	2	NM

The commercial banking segment earned $3.6 million during the fourth quarter, a decrease of $1.2 million as compared to the third quarter, reflecting increased loss provision. Net income for the year totaled $17.8 million, a $13.1 million or 42 percent decline as compared to 2006. To improve profitability in subsequent quarters, management has taken a number of steps including an 11 percent reduction in staff during the fourth quarter.

The commercial banking segment's loan portfolio was unchanged during the quarter, reflecting a slowing in credit demand. Net interest margin decreased to 3.83 percent during the quarter, down from 3.97 percent during the third quarter, reflecting product mix as well as loan repricing at a faster rate than deposit repricing.

Credit quality in the commercial banking portfolio weakened significantly across several of its markets. Thirty-day and greater delinquencies rose to 0.85 percent, compared to 0.41 percent at September 30. Non-performing assets increased during the quarter from $29 million to $34 million as of December 31. The majority of the increase in non-performing loans is related to deteriorating commercial real estate credits in connection with the residential housing markets, both in the Midwest and Western markets. To address the increase in potential losses, the commercial banking segment recorded a loss provision of $6.5 million during the quarter, bringing its allowance for losses to 1.08 percent of loans as of December 31, up from 0.93 percent as of September 30. Net loan losses recorded during the fourth quarter totaled $2.0 million, compared to $2.1 million during the third quarter.

The commercial finance line of business earned $4.6 million in the fourth quarter of 2007, up from $3.8 million in the third quarter. Earnings for the year totaled $13.9 million compared to $12.6 million in 2006. Both 2007 figures represent records for the segment, reflecting growth in net interest income, good credit quality, and modest expense growth.

The commercial finance loan and lease portfolio totaled $1.3 billion as of December 31, compared to $1.2 billion at September 30. Loan and lease originations totaled $212 million during the fourth quarter and franchise finance loan sales totaled $13 million along with loan participations totaling $25 million. Net interest margin rose to 4.56 percent up from 4.44 percent in the third quarter, due in part to product mix.

Credit quality in this portfolio remains within expectations. Thirty-day and greater delinquencies were 0.69 percent at quarter-end, compared to 0.79 percent at September 30. Non-performing loans totaled $9 million, up from $6 million at the end of September and were addressed by a $1 million increase in the quarterly loan and lease provision. The commercial finance segment's loan and lease loss provision totaled $3.5 million during the fourth quarter, compared to net charge-offs of $2.8 million.

The home equity segment lost $20.0 million during the fourth quarter, compared to a loss of $8.1 million during the third quarter. The increased loss reflects the effect of higher loan losses and delinquency rates as well as significant restructuring costs incurred during the period. The segment lost $40 million in 2007, compared to a 2006 profit of $2 million.

The segment's portfolio of loans totaled $1.5 billion as of December 31, unchanged as compared to the end of the third quarter. Reflecting management's intention to have insignificant secondary market risk in the current environment, loans held-for-sale totaled $6 million, up from $4 million at the end of the third quarter and well below the December 31, 2006 balance of $237 million. Mortgage loan originations totaled $39 million during the fourth quarter, down from $104 million during the third quarter. The decline in production reflects tightening of guidelines and significantly reduced demand in the secondary market.

Credit costs continue to rise in this segment. Thirty-day and greater delinquencies on the managed portfolio increased during the quarter to 5.78 percent from 4.72 percent as of September 30. Non-performing loans were $40 million compared to $34 million at prior quarter-end, reflective of unsettled market conditions. Loan loss provision in the segment totaled $38 million, up from $23 million during the third quarter. Net charge-offs on the segment's managed portfolio totaled $19 million (4.6 percent annualized), an increase from $13 million (3.1 percent annualized) recorded during the third quarter of 2007.

Management continues to assess the operating expense of the segment. During the course of the year, the number of employees in this segment has been reduced by approximately 152 or 31 percent. During the fourth quarter, $4.2 million of severance and other restructuring costs were incurred. At this point, management expects to incur modest additional restructuring charges in the first quarter.

The parent and other consolidating entities lost $1.1 million during the fourth quarter, compared to a loss of $1.2 million in the third quarter of 2007. These entities lost $6 million during 2007, compared to $8 million in 2006.

Discontinued Operations - Conventional Mortgage Segment

The discontinued conventional mortgage segment reported a loss during the fourth quarter of $3.4 million, compared to a $17 million loss in the third quarter. For the year, the discontinued operations lost $31 million, compared to a loss of $36 million during 2006.

The loss in the current period principally reflects downward adjustments to servicing sale receivables and operating expenses required to oversee the wind-down of activities.

Losses due to repurchase claims have moderated during the past four months and substantial progress has been made in addressing those claims which have been received. The loan repurchase liability totaled $25 million as of December 31, as compared to $29 million at September 30.

Assets held for sale totaled $4 million as of December 31, compared with $8 million as of September 30. Included in the $4 million are $1 million of loans held for sale.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth or decline in our earnings, projected loan originations and deposits, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolios;
  statements about the expected behavior of and our response to secondary market conditions;
  statements about conditions in the mortgage markets or mortgage industry;
  statements about expected results from the discontinued operations of our conventional mortgage banking segment; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectibility of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of our lines of business, subsidiaries, or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, regulatory capital, and other laws or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift, including the memorandum of understanding entered into as of March 1, 2007, between our subsidiary bank and the Federal Reserve Bank of Chicago; changes in the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the effects of general economic conditions, including fluctuations in housing prices; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment, including the possibility that repurchase demands by third parties could exceed our current estimates; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Tuesday, January 29, at 1:00 p.m. EST. Greg Ehlinger, CFO, Will Miller, CEO, and Jody Littrell, FVP and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (800) 640-0097; please tell the operator you would like to join the Irwin Financial call, confirmation #20468627. A replay of the call will be available on the Irwin Financial Corporation website at. http://www.irwinfinancial.com/investors/index_ir.htm.

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IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data) Unaudited
	Q4-2007	Q4-2006	$ Change	% Change	Q3-2007
Net Interest Income	$65,276	$66,693	($1,417)	(2.1)%	$65,146
Provision for Loan and Lease Losses	(48,037)	(9,946)	(38,091)	(383.0)	(28,493)
Noninterest Income	11,584	14,232	(2,648)	(18.6)	7,032
Total Net Revenues	28,823	70,979	(42,156)	(59.4)	43,685
Noninterest Expense	54,074	55,717	(1,643)	(2.9)	46,344
(Loss) Income from Continuing Operations before Income Taxes	(25,251)	15,262	(40,513)	(265.5)	(2,659)
Income Taxes on Continuing Operations	(12,289)	4,615	(16,904)	(366.3)	(1,856)
Net (Loss) Income from Continuing Operations	(12,962)	10,647	(23,609)	(221.7)	(803)
(Loss) from Discontinued Operations	(3,420)	(5,726)	2,306	40.3	(17,227)
Net (Loss) Income	($16,382)	$4,921	($21,303)	(432.9)	($18,030)

Dividends on Common Stock	$3,509	$3,292	$217	6.6%	$3,504

Diluted Earnings Per Share (29,221 Weighted Average Shares Outstanding)
From Continuing Operations	(0.47)	0.35	($0.82)	(234.3)%	(0.05)
From All Operations	(0.58)	0.16	(0.74)	(462.5)	(0.64)
Basic Earnings Per Share (29,219 Weighted Average Shares Outstanding)
From Continuing Operations	(0.45)	0.36	(0.81)	(225.0)	(0.04)
From All Operations	(0.57)	0.17	(0.74)	(435.3)	(0.63)
Dividends Per Common Share	0.12	0.11	0.01	9.1	0.12

Net Charge-Offs	$23,698	$7,939	$15,759	198.5%	$16,654

Performance Ratios - Quarter to Date:
Return on Average Assets from Continuing Operations	(0.8)%	0.7%			(0.1)%
Return on Average Equity from Continuing Operations	(10.6)%	8.1%			(0.6)%

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	$262,393	$257,439	$4,954	1.9%
Provision for Loan and Lease Losses	(119,193)	(35,101)	(84,092)	(239.6)
Noninterest Income	27,384	44,621	(17,237)	(38.6)
Total Net Revenues	170,584	266,959	(96,375)	(36.1)
Noninterest Expense	199,767	210,688	(10,921)	(5.2)
(Loss) Income from Continuing Operations before Income Taxes	(29,183)	56,271	(85,454)	(151.9)
Income Taxes on Continuing Operations	(14,796)	18,870	(33,666)	(178.4)
Net (Loss) Income from Continuing Operations	(14,387)	37,401	(51,788)	(138.5)
(Loss) from Discontinued Operations	(30,543)	(35,674)	5,131	14.4
Net (Loss) Income	($44,930)	$1,727	($46,657)	(2701.6)

Dividends on Common Stock	$14,046	$13,110	$936	7.1%

Diluted Earnings Per Share (29,353 Weighted Average Shares Outstanding)
From Continuing Operations	(0.57)	1.25	(1.82)	(145.6)%
From All Operations	(1.61)	0.05	(1.66)	(3320.0)
Basic Earnings Per Share (29,347 Weighted Average Shares Outstanding)
From Continuing Operations	(0.54)	1.27	(1.81)	(142.5)
From All Operations	(1.58)	0.06	(1.64)	(2733.3)
Dividends Per Common Share	0.48	0.44	0.04	9.1

Net Charge-Offs	$72,145	$22,539	$49,606	220.1%

Performance Ratios - Year to Date:
Return on Average Assets from Continuing Operations	(0.2)%	0.6%
Return on Average Equity from Continuing Operations	(2.8)%	7.1%

	December 31,	December 31,			September 30,
	2007	2006	$ Change	% Change	2007
Loans Held for Sale	$6,134	$237,510	($231,376)	(97.4)%	$3,253
Loans and Leases in Portfolio	5,696,230	5,238,193	458,037	8.7	5,676,690
Allowance for Loan and Lease Losses	(129,060)	(74,468)	(54,592)	(73.3)	(104,444)
Assets Held for Sale IMC	3,814	56,573	(52,759)	(93.3)	8,364
Total Assets	6,170,192	6,237,958	(67,766)	(1.1)	6,161,848
Total Deposits	3,325,488	3,551,516	(226,028)	(6.4)	3,503,070
Shareholders' Equity	469,043	530,502	(61,459)	(11.6)	488,796
Shareholders' Equity available to Common Shareholders (per share)	15.55	17.30	(1.75)	(10.1)	16.25
Average Equity/Average Assets (YTD)	8.3%	8.1%			8.4%
Tier I Capital	$632,647	$712,403	($79,756)	(11.2)%	$657,218
Tier I Leverage Ratio	10.4%	11.5%			10.8%
Total Risk-based Capital Ratio	12.8%	13.4%			12.9%
Nonperforming Assets to Total Assets	1.51%	0.93%			1.33%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Banking	Q4-2007	Q4-2006	$ Change	% Change	Q3-2007
Net Interest Income	$29,462	$31,515	($2,053)	(6.5)%	$29,989
Provision for Loan and Lease Losses	(6,500)	(1,253)	(5,247)	(418.8)	(3,100)
Other Revenues	4,382	4,620	(238)	(5.2)	4,099
Total Net Revenues	27,344	34,882	(7,538)	(21.6)	30,988

Salaries, Pension, and Other Employee Expense	11,057	12,538	(1,481)	(11.8)	13,048
Other Expenses	10,752	10,229	523	5.1	10,534
Income Before Income Taxes	5,535	12,115	(6,580)	(54.3)	7,406
Income Taxes	1,976	4,127	(2,151)	(52.1)	2,697
Net Income	$3,559	$7,988	($4,429)	(55.4)	$4,709

Net Charge-offs	$2,009	$670	$1,339	199.9%	$2,118
Net Interest Margin	3.83%	4.24%			3.97%

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	$118,929	$124,726	($5,797)	(4.6)%
Provision for Loan and Lease Losses	(15,041)	(5,734)	(9,307)	(162.3)
Other Revenues	16,615	18,173	(1,558)	(8.6)
Total Net Revenues	120,503	137,165	(16,662)	(12.1)

Salaries, Pension, and Other Employee Expense	51,374	53,111	(1,737)	(3.3)
Other Expenses	41,232	35,821	5,411	15.1
Income Before Income Taxes	27,897	48,233	(20,336)	(42.2)
Income Taxes	10,125	17,373	(7,248)	(41.7)
Net Income	$17,772	$30,860	($13,088)	(42.4)

Net Charge-offs	$10,206	$3,291	$6,915	210.1%
Net Interest Margin	3.91%	4.12%

	December 31,	December 31,			September 30,
	2007	2006	$ Change	% Change	2007
Investment Securities	$37,905	$32,679	$5,226	16.0%	$35,957
Loans and Leases	2,950,356	2,901,029	49,327	1.7	2,941,207
Allowance for Loan and Lease Losses	(31,948)	(27,113)	(4,835)	(17.8)	(27,457)

Interest-Bearing Deposits	2,221,177	2,270,946	(49,769)	(2.2)	2,390,799
Noninterest-Bearing Deposits	307,544	364,434	(56,890)	(15.6)	385,116

Delinquency Ratio (30+ days):	0.85%	0.13%			0.41%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Finance	Q4-2007	Q4-2006	$ Change	% Change	Q3-2007
Net Interest Income	$14,533	$12,328	$2,205	17.9%	$13,258
Provision for Loan and Lease Losses	(3,488)	(2,139)	(1,349)	(63.1)	(2,860)
Gain on Sales of Loans	1,975	372	1,603	430.9	1,768
Derivative Losses, net	(221)	(72)	(149)	(206.9)	(51)
Other Revenues	2,133	1,034	1,099	106.4	1,764
Total Net Revenues	14,932	11,523	3,409	29.6	13,878

Salaries, Pension, and Other Employee Expense	4,329	3,234	1,095	33.9	4,629
Other Expenses	3,111	3,004	107	3.6	2,970
Income Before Income Taxes	7,492	5,285	2,207	41.8	6,279
Income Taxes	2,896	1,781	1,115	62.6	2,471
Net Income	$4,596	$3,504	$1,092	31.2	$3,808

Net Charge-Offs	$2,846	$852	$1,994	234.0%	$1,651
Net Interest Margin	4.56%	4.77%			4.44%
Total Fundings of Loans and Leases	$211,887	$163,781	$48,106	29.4%	$185,478

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	$52,721	$42,545	$10,176	23.9%
Provision for Loan and Lease Losses	(12,880)	(6,701)	(6,179)	(92.2)
Gain on Sales of Loans	6,779	2,563	4,216	164.5
Derivative Losses, net	(547)	(263)	(284)	(108.0)
Other Revenues	6,874	5,718	1,156	20.2
Total Net Revenues	52,947	43,862	9,085	20.7

Salaries, Pension, and Other Employee Expense	18,441	13,155	5,286	40.2
Other Expenses	11,666	10,800	866	8.0
Income Before Income Taxes	22,840	19,907	2,933	14.7
Income Taxes	8,909	7,307	1,602	21.9
Net Income	$13,931	$12,600	$1,331	10.6

Net Charge-Offs	$8,533	$3,678	$4,855	132.0%
Net Interest Margin	4.58%	4.55%
Total Fundings of Loans and Leases	$700,718	$595,319	$105,399	17.7%

	December 31,	December 31,			September 30,
	2007	2006	$ Change	% Change	2007
Investment in Loans and Leases	$1,287,060	$1,056,406	$230,654	21.8%	$1,234,312
Allowance for Loan and Lease Losses	(17,167)	(13,525)	(3,642)	(26.9)	(16,790)
Weighted Average Coupon	9.64%	9.29%			9.49%
Delinquency ratio (30+ days)	0.69%	0.60%			0.79%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands) Unaudited
Home Equity Lending	Q4-2007	Q4-2006	$ Change	% Change	Q3-2007
Net Interest Income	22,653	24,261	(1,608)	(6.6)	23,405
Provision for Loan Losses	(38,050)	(6,548)	(31,502)	(481.1)	(22,533)
Gain on Sales of Loans, Including Points and Fees	25	59	(34)	(57.6)	1,122
Servicing Income, net	1,496	4,108	(2,612)	(63.6)	1,646
Other Revenues	(159)	870	(1,029)	(118.3)	440
Total Net Revenues	(14,035)	22,750	(36,785)	(161.7)	4,080

Salaries, Pension, and Other Employee Expense	10,803	11,360	(557)	(4.9)	11,172
Other Expense	8,542	9,406	(864)	(9.2)	6,466
(Loss) Income before Income Taxes	(33,380)	1,984	(35,364)	(1782.5)	(13,558)
Income Taxes	(13,349)	807	(14,156)	(1754.2)	(5,420)
Net (Loss) Income	($20,031)	$1,177	($21,208)	(1801.9)	($8,138)

Loan Volume	$39,027	$253,935	($214,908)	(84.6)%	$103,559
Percent retail	11%	14%			7%
Percent brokered	50%	29%			50%
Percent correspondent	39%	26%			38%
Percent other	0%	31%			5%
Loans Sold	17,384	60,275	(42,891)	(71.2)	23,708
Net Charge-offs	18,843	6,383	12,460	195.2	12,884
Net Interest Margin	5.88%	6.18%			5.96%

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	95,095	96,068	(973)	(1.0)
Provision for Loan Losses	(91,272)	(22,659)	(68,613)	(302.8)
Loss on Sales of Loans, Including Points and Fees	(5,153)	(2,386)	(2,767)	(116.0)
Servicing Income, net	6,752	12,081	(5,329)	(44.1)
Other Revenues	936	5,491	(4,555)	(83.0)
Total Net Revenues	6,358	88,595	(82,237)	(92.8)

Salaries, Pension, and Other Employee Expense	44,528	51,335	(6,807)	(13.3)
Other Expense	28,904	34,632	(5,728)	(16.5)
(Loss) Income before Income Taxes	(67,074)	2,628	(69,702)	(2652.3)
Income Taxes	(26,805)	1,090	(27,895)	(2559.2)
Net (Loss) Income	($40,269)	$1,538	($41,807)	(2718.3)

Loan Volume	$454,944	$1,003,833	($548,889)	(54.7)%
Percent retail	8%	20%
Percent brokered	50%	27%
Percent correspondent	39%	29%
Percent other	3%	24%
Loans Sold	186,436	612,803	(426,367)	(69.6)
Net Charge-offs	53,406	15,534	37,872	243.8
Net Interest Margin	6.09%	6.19%

	December 31,	December 31,			September 30,
	2007	2006	$ Change	% Change	2007
Home Equity Loans Held for Sale	$5,865	$236,636	($230,771)	(97.5)%	$3,732
Home Equity Loans Held for Investment	1,458,564	1,280,497	178,067	13.9	1,500,919
Allowance for Loan and Lease Losses	(79,730)	(33,614)	(46,116)	(137.2)	(59,981)
Residual Asset	3,120	2,760	360	13.0	3,250
Servicing Asset	20,071	28,231	(8,160)	(28.9)	22,047
Managed Portfolio	1,605,032	1,708,975	(103,943)	(6.1)	1,653,606
Delinquency Ratio (30+ days)	5.78%	3.16%			4.72%